SEATTLE GENETICS PROVIDES UPDATE ON SGN-14

BOTHELL, WASH.—October 8, 2002—Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that it has received notification from Genentech (NYSE: DNA) that Genentech will not continue development of the product candidate SGN-14 (PRO64553). Genentech licensed SGN-14, an anti-CD40 monoclonal antibody, from Seattle Genetics in June 1999. Under the terms of the license agreement with Genentech, Seattle Genetics will have the right to develop SGN-14 on its own with Genentech receiving royalties on any resultant sales using Genentech technology. Genentech has also agreed to assist in transferring technology created during the collaboration back to Seattle Genetics.

"We believe that SGN-14 has therapeutic potential for the treatment of patients with hematologic malignances," stated Clay B. Siegall, Ph.D., President and Chief Scientific Officer of Seattle Genetics. "Seattle Genetics intends to pursue further development of SGN-14 with the goal of initiating clinical trials in the future."

Genentech's decision on SGN-14 does not affect the ongoing collaboration between the two companies on Seattle Genetics' antibody-drug conjugate technology.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and related diseases. The Company has four technologies: engineered monoclonal antibodies, antibody-drug conjugates (ADCs), single-chain immunotoxins and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has built a diverse portfolio of product candidates targeted to many types of human cancers, including three currently being tested in multiple ongoing clinical trials. Seattle Genetics has agreements with many organizations including Bristol-Myers Squibb, Genencor International, Aventis and Medarex. The company also has license agreements for its ADC technology with Genentech, Celltech Group and Eos Biotechnology. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the future development plans for SGN-14. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure or maintain relationships with collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company's filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Peggy Pinkston
Manager of Investor Relations
Tel: 425-527-4160
Fax: 425-527-4161
ppinkston@seagen.com